Exhibit 23(a)





                 CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Duckwall-ALCO Stores, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Duckwall-ALCO Stores, Inc. of our report dated March 20, 1998, relating to the consolidated balance sheets of Duckwall-ALCO Stores, Inc. and subsidiary as of February 1, 1998 and February 23, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended February 1, 1998, which report appears in the February 1, 1998 annual report on Form 10-K of Duckwall-ALCO Stores, Inc.



                                        /s/ KPMG Peat Marwick LLP

                                        KPMG Peat Marwick LLP


Wichita, Kansas
May 28, 1998